EXHIBIT 99.1

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Brady Corporation Announces CEO Leadership Transition

MILWAUKEE (March 11, 2022)—Brady Corporation (NYSE: BRC) (“Brady” or “Company”) today announced the retirement of Director, President and Chief Executive Officer J. Michael Nauman and the appointment of current Senior Vice President and President – Identification Solutions, Russell R. Shaller as President, Chief Executive Officer and Director, effective April 1, 2022. At the request of the Board of Directors, Mr. Nauman will remain with the Company in a consultative position until June 17, 2022, to ensure a smooth transition. Mr. Shaller will retain his responsibilities as Senior Vice President and President – Identification Solutions while conducting a search for his replacement.
“During Michael’s tenure as CEO, Brady strengthened its position as a global leader of complete solutions for niche safety, identification and compliance markets while focusing on long-term sustainable organic growth and profitability improvements, resulting in record-high EPS in fiscal 2021,” said Brady’s Chair of the Board of Directors, Bradley C. Richardson. “We look forward to continuing to grow the business both organically and through strategic acquisitions as we further position Brady into faster-growing end markets. On behalf of the Board, I want to thank Michael for his service and dedication to Brady and all of its stakeholders and for his many contributions to Brady’s strong position today.”
Mr. Richardson added, “We are fortunate to have Russell step in to serve as our President and CEO. With nearly 7 years of experience at Brady and over 30 years in the industrial manufacturing industry, Russell’s leadership has been essential to both Brady’s organic growth and inorganic expansion through the recent acquisition of companies in the high-growth industrial track and trace market. The Board has great confidence in Russell’s strong track record which is essential to continue our momentum during this transition and for the long-term.”
Mr. Shaller said, “Brady’s people, products and expertise create a strong foundation to accelerate growth and continue to reposition our portfolio. I am excited to build out our recent acquisitions and to continue to drive efficiency improvements throughout the organization. The strong foundation built by Michael, the positive momentum within our business and the favorable trends within the broader industry make me incredibly positive about the outlook for our company and our stakeholders. I look forward to leading Brady as we continue our expansion into faster-growing end markets to increase sales growth rates and profitability over the long-term.”
Mr. Nauman stated, “I am incredibly proud of the Brady team, our culture, and what we have accomplished together. During my tenure at Brady we focused the organization on what we do best, which is to manufacture high-quality products, to serve our customers extremely well, to drive innovative new product development and to deliver increased value to our shareholders. I am also proud of how Brady has successfully managed through many challenges including the Covid-19 pandemic and the resulting supply chain and logistics bottlenecks that followed. I am confident that Brady is well-positioned for the future under Russell’s leadership through its unwavering commitment to its customers, employees and shareholders.”

About Mr. Russell R. Shaller:
Mr. Shaller has served as Brady’s Senior Vice President and President – Identification Solutions for nearly 7 years.
Prior to joining Brady, Mr. Shaller served as President, Teledyne Microwave Solutions from 2008 to 2015. Before joining Teledyne, Mr. Shaller held a number of positions of increasing responsibility at W.L. Gore & Associates, including Division Leader, Electronic Products Division from 2003 to 2008 and General Manager of Gore Photonics from 2001 to 2003. Prior to joining W.L. Gore in 1993, Mr. Shaller worked in engineering and program management at Westinghouse Corporation. He holds a bachelor’s degree in electrical engineering from the University of Michigan, a master’s degree in electrical engineering from Johns Hopkins University and a master’s degree in business administration from the University of Delaware.

About Brady:
Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2021, employed approximately 5,700 people in its worldwide businesses. Brady’s fiscal 2021 sales were approximately $1.14 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available at www.bradyid.com.

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